SUMMARY OF KEY TERMS TO YOUR

HEA OPTION PURCHASE AGREEMENT

AND

IMPORTANT DISCLOSURES AND RISKS YOU SHOULD CONSIDER BEFORE ENTERING INTO YOUR AGREEMENT

CAREFULLY READ THIS SUMMARY AND DISCLOSURE DOCUMENT. IT DESCRIBES KEY TERMS AND RISKS TO YOUR HEA OPTION PURCHASE AGREEMENT

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SUMMARY OF KEY TERMS OF THE HEA OPTION PURCHASE AGREEMENT

1.You are selling to us the exclusive and irrevocable option to purchase an undivided fractional interest in your Property (Investor Percentages). If the value of your home increases significantly, the amount we will be entitled to will be much more than the amount we paid you to buy our option to purchase an undivided fractional interest in your property. This Agreement is NOT A LOAN, and a traditional home loan could be less expensive than entering into this Agreement.

2.This Agreement and our right to purchase an undivided fractional interest in your Property will last during your ownership of the home. There are certain events called “Trigger Events” that will bring about payment obligations under this Agreement. A Trigger Event is: (i) a sale or transfer of ownership interest in the home; (ii) the last surviving Owner dies; (iii) failure to maintain the home as a principal residence without Investor Approval (iv) an uncured Breach occurs; (v) you exercise your right to Cash Settle the Agreement; or (vi) ten (10) years from the Effective Date of this Agreement. Section 1.4 of the HEA Agreement describes Trigger Events further.

3.We do not control when a Trigger Event occurs. Trigger Events are determined by your actions.

4.Depending on when a Trigger Event occurs, you will owe us the Settlement Amount Due. It is important you understand the amount that could be owed under this Agreement.

5.If this Agreement reaches full maturity (10 years from the Effective Date), you will owe us the Settlement Amount Due described on page 7 of the Agreement even if you have not sold your Property.

6.The Option Purchase Premium and Investor Percentages are determined by the choices you have made. Prior to entering into this Agreement, we provided information to you to use to evaluate how the choices you make affect the Option Purchase Premium Paid to you and the Investor Percentages. You must be comfortable with and agree to the Option Purchase Premium and the respective Investor Percentages you choose.

7.The higher the Option Purchase Premium that you elect to receive will result in a greater option percentage you sell to us. If you select a high Option Purchase Premium, the Investor Percentages will be higher and therefore you will receive less from your property at the end of this Agreement. If you desire to keep a higher percentage in your Property, you should select a lower Option Purchase Premium.

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IMPORTANT DISCLOSURES, TERMS AND RISKS of the HEA OPTION PURCHASE AGREEMENT

We believe that customer satisfaction is of paramount importance to us. We believe one component of customer satisfaction is making sure our clients are informed. That’s why we would like to point out some important terms and aspects of your HEA Option Purchase Agreement (“Agreement”) with us. While the list below describes some of the important terms to the Agreement, you should be certain to take the time to read and understand ALL the terms of the Agreement and understand the consequences of this transaction. We encourage you to consult with your legal, tax and financial advisors about the Agreement.

We also believe it is important you discuss and review this transaction with your family members or others who may have an interest in this transaction, your home, or your estate. Under the Agreement, you are selling to us certain rights you have in your home. By selling these rights to us now, you and your heirs, or anyone who may have an interest in your home, may receive less from your home in the future in a sale or other transfer than if you did not sell the rights to us. We want to make sure you and other interested parties understand the consequences of the Agreement now, so that you and/or your family avoid potential disappointment in the future.

Words that are capitalized in this Disclosure Document that are not otherwise defined have the meaning described in the Agreement.

Risks – you face certain risks by entering into the Agreement, including:

1)If you have not sold your home by the end of the maximum term of the Agreement (i.e., 10 years), you may owe us a payment, regardless of whether you have proceeds or other cash or liquid assets to pay it.

2)If you default under the Agreement (a “Breach”) and fail to cure the breach, we may pursue remedies, including foreclosure on your Property based on the Deed of Trust and/or UCC-1 financing statement we file in connection with this transaction.

3)If you intend to sell the Property in the near term or believe you will end the Agreement within the first 2 years, you should consider whether or not our transaction is right for you.

4)If there is significant appreciation, the amount owed to us may be materially more than what would have been owed under a traditional home loan or line of credit in the amount of the HEA Option Purchase Premium we paid for the option to purchase the Investor percentages. Our Agreement, therefore, could be much more costly than a traditional home loan.

5)The Deed of Trust and/or UCC-1 financing statement we record will impact your ability to use your Property as collateral for other loans or transactions secured by your Property.

6)You are selling us an option to purchase an undivided share of your property. Because of this, you will not receive as much profit from your Property in the future than if you had not entered into the Agreement. Many homeowners use home equity appreciation as a means of saving for retirement. You should consider the impact of selling an option on your property on your future savings plans.

© 2023 SRET Trust

What you should know about your HEA Option Purchase Agreement:

1.Our transaction with you is intended to be a long-term investment in your Property.

Our investment in your Property is intended to be a long-term investment and will last while you own the Property. During this time, you do not have any monthly payment obligations to us. Instead, our investment will increase or decrease based on the performance of your home. There are certain events called “Trigger Events” that cause a payment obligation, if any, under the Agreement. Except in the event of full maturity of the Agreement (i.e., 10 years), we do not control when a Trigger Event occurs. Trigger Events are determined by your actions. When a Trigger Event occurs, we will calculate any amount owed under the Agreement and inform you of the Settlement Amount Due and the due date. Trigger Events are described further in number 13 below.

2.We are paying you cash (an “Option Purchase Premium”) to buy an exclusive and irrevocable option to purchase an undivided fractional fee simple title ownership interest in your Property.

We are paying you an upfront cash amount (the Option Purchase Premium) to purchase an undivided fractional interest in your property. Through our Agreement, we have acquired an option to purchase a percentage of your property.  We are considered investors.

3.You are in control of the amount of the Option you sell to us.

The amount of the Option you sell (called the “Investor Percentages”) can range from 8% to 30%. The higher the Investor Percentage (e.g., 30%), the more you are selling to us. If you want to keep more of your home’s value, you should select a low Option Purchase Premium and Investor Percentages. You choose the amount of the Option Purchase Premium, and the corresponding Investor Percentages you are comfortable selling to us. This is an important choice you have, and you should be certain you are comfortable with the amount you select. The Option Purchase Premium and Investor Percentages you choose will impact how much you could receive from your Property in the future.

4.The Option Purchase Premium we pay you is based on the Percentages you sell to us.

The Option Purchase Premium we pay you to buy the Investor Percentages is determined by the value of the Property and the amount of Investor Option Percentages you are comfortable selling. The higher the Investor Percentages you sell to us, the more we pay. The lower the Investor Percentages, the less we pay. Before entering into our transaction and accepting our payment of the Option Purchase Premium, you should make certain you are comfortable with and agree to the amount of the Option Purchase Premium. If you are uncertain or do not agree that the Option Purchase Premium is fair compensation for the Investor Percentages, you should not enter into the Agreement with us. It is important to understand that if there is significant Appreciation of your home, the amount we will be entitled to from our Option investment will be much higher than the Option Purchase Premium we paid to you.

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5.The Beginning Home Value is established either by an independent appraiser or by a third party Automated Valuation Model. If you do not agree with the value, you have the right to dispute it.

To establish the Beginning Home Value, we use either the services of an Appraisal Management Company to select a licensed appraiser to appraise your property and provide a value, or a third-party Automated Valuation Model (called the “Beginning Home Value”). If you did not agree with the appraisal or Automated Valuation Model, you had the right to dispute the appraisal or AVM valuation. The Beginning Home Value is important because we base the Option Purchase Premium (the amount we pay you) on the Beginning Home Value. The Beginning Home Value that we use in your transaction will be specifically disclosed on the first page of your Agreement.

If you do not agree with the Beginning Home Value after the process described above, you are under no obligation to enter into an Agreement with us. If we do not agree with the Beginning Home Value based on the process, we are under no obligation to enter into an Agreement with you. It is important that we agree on a Beginning Home Value because it acts as the basis of the Agreement. So, unless you are satisfied with the Beginning Home Value, you should not enter into an Agreement with us.

6.The Settlement Amount due is based on the ending home value on the expiration date of the Agreement or a Trigger Event. The ending home value will be determined by the mid-price valuation of an AVM from Clear Capital (or a similar third-party AVM valuation company or the sales price to a bona fide third-party purchaser in the event that the property is sold.

7.If the property has appreciated in value during the term of the Agreement, at the time the Agreement is settled we will receive a larger return on the Option Purchase Premium we paid to you. If the Property has depreciated substantially in value, we may lose part of the Option Purchase Premium amount we paid you, which means we can lose money on this transaction. For examples of what could happen at the end of the Agreement based on changes to the Home Value, see “Examples – Appreciation/Depreciation/No Change” on pages 10 and 11.

We are assuming the risk of depreciation on your home. This is the risk we take in this transaction, and this is what makes our transaction different from a loan. We have a risk of loss if there is substantial depreciation in the value of your Property, and we do not have an absolute right of repayment.

8.Our Agreement will last while you own the Property.

Our Agreement begins when we pay you the Option Purchase Premium and continues until payment of the Settlement Amount Due to us under the Agreement is received in full. The Settlement Amount Due is determined upon a Trigger Event, which is: (i) a sale or transfer of ownership interest in the Property; (ii) the death of the last surviving Owner; (iii) an uncured Breach occurs; (v) you exercise your right to cash settle the Agreement; or (vi) ten (10) years from the Effective Date of this Agreement.

9.What happens at the end of the Agreement?

At the end of the Agreement we will calculate the Settlement Amount Due and provide notice to you of that amount as well as the date payment is due. The “Settlement Amount Due” is based on the Ending Home Value at the time of termination or upon a trigger event.

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When considering whether the Agreement is right for you, it is important to factor in your ownership plans for the Property. If you intend to sell the Property or its ownership might otherwise be transferred to someone else in the near term, you might want to reconsider our transaction.

10.At the end of the Agreement you will owe us the Settlement Amount Due.

Upon the termination of the Agreement or upon a Trigger Event, the Settlement Amount Due depends on whether there has been Appreciation, Depreciation, or no change in the value of your home and will equal the following:

(i)In the event of Appreciation, you will owe; the Investor Percentage of the Ending Home Value

(ii)In the event of Depreciation, you will owe; the Investor Percentage of the Ending Home Value

(iii)In the event there is no change in the home value, you will owe the Investor Percentage of the Ending Home Value

In the event of an uncured Breach, the Settlement Amount Due may also include any Protective Advances we paid on your behalf in connection with your Breach.

11.You have the right to cash settle the Agreement at any time.

Our investment in your Property is intended to last throughout your ownership of the Property. You may want to “Cash Settle” our interest, however, at some point during the Agreement. You have the right to do this under our Agreement. If you want to Cash Settle our interest, you have to pay us the Investor Percentage of the Ending Home Value. You are under no obligation to Cash Settle our interest in your Property; this is simply a right you have under the Agreement.

12.There are a number of ways to pay the Settlement Amount Due under our Agreement.

You can pay the Settlement Amount Due in a number of ways. We expect that in most cases the Settlement Amount Due will be owed when the Property is subject to a sale. In this instance, you can pay the Settlement Amount Due through escrow or the normal closing process from the sale proceeds. If you sell your Property and pay us from the proceeds of the sale, the amount of Settlement Amount Due will not be reduced by taxes, broker’s commissions or other expenses of sale that you might incur. Any taxes, broker’s commissions and any expenses of the Property sale will be borne by you. You can also pay the Settlement Amount Due from cash on hand, sale of other assets you hold, by a new loan (if you are able to obtain one), through insurance proceeds (if applicable), directly by you (or an approved third party on your behalf), from proceeds received from a condemnation or taking of the Property by eminent domain (if applicable), or any combination of these payment methods.

13.When payment is due under the Agreement.

The date that payment of the Settlement Amount Due, if any, is owed depends on the event that triggers the payment obligation:

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(i)Sale/Transfer. If you sell or transfer the Property or there is a Pending Sale, payment of the Settlement Amount Due is owed on the closing date of the sale or transfer. As mentioned above, this amount can be paid through the closing or escrow process. We will provide a Payment Due Notice and/or escrow instructions to assist in the payment and satisfaction of the Settlement Amount Due.

(ii)Death. If the Agreement terminates as the result of the death of the last title holder, your estate will have 180 days from the date of the death to pay the Settlement Amount Due.  Your estate must notify us promptly of your death. Your estate can pay the Settlement Amount Due at any time during this 180-day period based on the payment terms described in the Payment Due Notice we provide to you. The Payment Due Notice will include the Settlement Amount Due, the date by which payment of the Settlement Amount Due will fully settle your Agreement, and the final Due Date by which payment must be received.

(iii)Cash Settlement. If you exercise your right to Cash Settle our interest in your Property, payment is owed within thirty (30) days of the date we provide a Payment Due Notice to you.

(iv)Breach. If you Breach the Agreement, you have thirty days to cure (or fix) a Breach once we provide notice of the Breach to you. If the Breach is not cured, payment of the Settlement Amount Due is owed within thirty (30) days of the date your right to cure the Breach ends (a total of 60 days from when we provided you notice of the Breach). We will provide a Payment Due Notice to you.

(v)Full Maturity. If the Agreement reaches full maturity (i.e. 10 years), payment of the Settlement Amount Due will be owed within ninety (90) days of the Payment Due Notice we provide to you at that time.

Please note that if you do not pay the Settlement Amount Due by its due date, we may exercise our remedies, which include foreclosure on your Property pursuant to a deed of trust and/or UCC-1 financing statement.

If you fail to pay us the Settlement Amount Due, we will generally only enforce our right to payment by foreclosing under the Deed of Trust and/or UCC-1 financing statement. In limited circumstances, essentially where: (a) you have transferred the Property without paying us the Settlement Amount Due; (b) you have committed or permitted waste of the Property; (c) you have Breached the Agreement; or (d) you have committed fraud or misrepresentation, you agree we can bring suit to recover the Settlement Amount Due from you and your assets.

In the Agreement we have limited our interest to the Property by securing it only by the Deed of Trust and/or UCC-1 financing statement. This gives us an indirect interest in the Property. Our ability to get the benefit of our investment depends on the Property generating sufficient proceeds when it is sold to pay us the Settlement Amount Due. If it is not kept in good condition or if you sell it without paying us the Settlement Amount Due, we may lose our interest. As a result, it is imperative that the Property is well-maintained and you honor your obligations under the Agreement.

14.You have a number of obligations under the Agreement.

It is important you know your obligations under the Agreement. For example, you must keep the Property in good condition, insured, and free from other liens or encumbrances (unless you have our prior written permission). Your obligations are intended to protect our investment in your Property. You should take time to carefully read and make sure you understand your obligations under the Agreement. Please remember that if you fail to satisfy your obligations or if you otherwise violate the terms of the Agreement, we may deem you in Breach of the Agreement. If you Breach the Agreement and do not cure your Breach, we have the right to exercise our rights, which may include foreclosing on your Property under a Deed of Trust and/or UCC-1 financing statement or curing the Breach. If we choose to cure your Breach, you must pay us any of these

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protective advances we pay. These amounts may include (but are not limited to) paying amounts secured by non-permitted loans, reasonable attorneys’ fees to protect our interests and paying amounts to make repairs to the Property, any of which could be costly.

15.We are filing a Deed of Trust and UCC-1 financing statement against your Property.

The Deed of Trust we will file in the land records office is intended to provide notice to the public of our rights. The UCC-1 financing statement we file also is intended to provide notice to the public of our rights. The Deed of Trust and UCC-1 are sometimes referred to as “Security Instruments” because they secure our interest (or rights) in the Property. These Security Instruments will be a lien on the title to your Property.

It is important to note that the Security Instruments encumber your Property and may affect your ability to sell the Property or to receive credit from others using your Property as collateral or security. We may also foreclose on the Security Instruments if you Breach the Agreement and do not cure your Breach.

The Deed of Trust contains certain obligations that require you to obtain sufficient insurance on your Property. In the event of an insured loss, the disbursement of insurance proceeds will be impacted by these obligations. You should read the Deed of Trust carefully.

16.New loans or refinancing existing loans under our Agreement.

As described above, once we file the Security Instruments we become a lienholder on title and this may restrict your ability to get a new loan or refinance an existing loan using your Property as collateral. If you apply for a new or refinance a loan, Lenders will likely obtain a title report and see our lien. Therefore, you will need to get our prior approval (and the approval of your lender), but you may be able to refinance an existing loan or enter into a new loan secured by your Property after you enter into the Agreement (“Permitted Loans”). Our approval will be based on certain guidelines that we establish and that may change over time. The principal amount and structure of your new loan and your total amount of debt or other obligations secured by the Property must satisfy our guidelines. Please see the Agreement for more on Permitted Loans.

17.You should consider the tax and estate planning consequences of entering into the Agreement.

Each individual’s tax situation and estate plan (if applicable) is unique and you should consider and make sure you understand the tax and estate planning effects of entering into an Agreement with us. Please consult with your tax advisor to consider the tax effect of this transaction. We make no representations as to the tax treatment of either our payment to you or your payment to us.

18.You have the right to cancel the Agreement within three business days from the date you sign the Agreement.

As we have stated above, it is important you understand the transaction you are entering into with us. Please take the time to read and make sure you understand the Agreement. You have three business days from the date you sign the Agreement to cancel it. If after you sign the Agreement you have second thoughts and want to cancel it, simply send written notice to us. Please be aware your notice must be postmarked within three business days from the date you sign the Agreement.

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We hope you find the above information useful. It is important to note, however, that the information provided above does not change or amend the terms of the HEA Option Purchase Agreement and Covenant Agreement in any way. If there is an inconsistency between the information provided above and the terms of the Agreement, the terms of the Agreement will control. Capitalized terms used in this disclosure that are not otherwise defined have the same meaning as those used in the Agreement.

Also, it is important to review the Examples of Appreciation, Depreciation, and No Change to the home and the calculation of the Settlement Amount Due on pages 11 and 12 . Please review these examples to help understand what could happen at the end of the Agreement.

(Signature Page to follow)

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Please sign and date where indicated below to confirm you have read and understand this HEA Purchase Agreement Disclosure document.

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SignatureDate

Name:_________________

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SignatureDate

Name:_________________

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EXAMPLES – Appreciation / Depreciation / No Change to the Home Value

As with any investment, we could lose, breakeven or gain with the HEA Option Purchase Agreement. You could also gain, breakeven or lose in the transaction. The following hypothetical examples are intended to illustrate these outcomes. Please be aware the below examples are not intended to provide all of the different potential outcomes of our transaction. There could be many different outcomes, depending on a number of factors (e.g., Breach of the Agreement, etc.) specific to your transaction.

Examples

a)Appreciation – If the Beginning Home Value was 1,000,000; and the Ending Home Value at the end of year 6 was 1,300,000; the Settlement Amount Due to us would be determined as follows:

Option Purchase Premium was $100,000 or 10%

Ending Home Value = $1,300,000 A Gain of $300,000 therefore an increase of 30% or an annualized return of 4.47%

Investor Option Percentage is 19.0%

$1,300,000  X 19% = $247,000

Settlement Amount Due $247,000

b)Appreciation – If the Beginning Home Value was $1,000,000; and the Ending Home Value at the end of year 4 was $1,150,000; the Settlement Amount Due to us would be determined as follows:

Option Purchase Premium was $200,000 or 20%

Ending Home Value = $1,150,000  A Gain of $150,000 therefore an increase of 15% or an annualized return of 3.56%

Investor Option Percentage is 38.0%

$1,150,000  X 38% = $437,000

Settlement Amount Due $437,000

c)Depreciation - If the Beginning Home Value was $1,000,000; and the Ending Home Value at the end of year 10 was $750,000; the Settlement Amount Due would be determined as follows:

Option Purchase Premium was $100,000 or 10%

Ending Home Value = $750,000  A loss of $250,000 therefore an decrease of 25% or an annualized negative return of -2.84%

Investor Option Percentage is 19%

$750,000 X 19% = $142,500

Settlement Amount Due $142,500

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d)Depreciation - If the Beginning Home Value was $1,000,000; and the Ending Home Value at the end of year 10 was $450,000; the Settlement Amount Due would be determined as follows:

Option Purchase Premium was $100,000 or 10%

Ending Home Value = $450,000  A loss of $550,000 therefore an decrease of 55% or an annualized negative return of -7.67%

Investor Option Percentage is 19%

$450,000 X 19% = $85,500

Settlement Amount Due $85,500

e)No Change to Home Value - If the Beginning Home Value was 1,000,000; and the Ending Home Value was 1,000,000; there is no change in the Home value and the Settlement Amount Due to us would be determined as follows:

Option Purchase Premium was $100,000 or 10%

Ending Home Value = $1,000,000  No change in Value

Investor Option Percentage is 19%

                           $1,000,000  X 19.0% = $190,000

Settlement Amount Due $190,000

Note: The above examples are for illustration purposes only. The Investor option percentages may be more or less than that illustrated above, depending on the specific terms of your Agreement and changes to the Home value. Further, note that the Option Purchase Premium under your Agreement will be a function of the Investor Option Percentages you sell us, and the examples above may not be illustrative of the terms available to you based on your selections. The terms and values associated with your Agreement are set forth in your HEA Option Purchase Agreement. Please be certain to understand the terms and values applicable to your Agreement.

© 2023 SRET Trust